Exhibit 99.1

Investors Title Company Announces Third Quarter 2012 Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--November 6, 2012--Investors Title Company (NASDAQ:ITIC) announced its results for the third quarter ended September 30, 2012. Net income increased 29.4% to $3,158,185, or $1.50 per diluted share, compared with $2,440,465, or $1.14 per diluted share, for the prior year quarter.

Revenues increased 23.6% versus the prior year quarter to $32,277,408, primarily due to a 21.0% increase in net premiums written. The premium growth reflects widespread volume increases across multiple markets, as overall mortgage activity increased substantially. New industry-wide premium charges and rate increases for certain markets also contributed to the increase in premiums. Premiums in the third quarter from both refinance and purchase transactions increased compared with the prior year quarter, while the proportion of refinance transactions remained relatively constant.

Operating expenses increased 21.6% to $27,559,493 versus the prior year quarter, primarily due to increases in the provision for claims, commissions to agents, and payroll expense. The loss provision rate as a percentage of net premiums written was higher compared with the prior year quarter primarily due to less favorable loss development experience, and an increase in the relative share of North Carolina premiums as a percentage of the total versus the prior year period. Average loss provision rates are normally higher in North Carolina than our other markets due to relatively low premium rates. Commissions to agents increased 11.1% commensurate with the increase in agency premiums. The increase in payroll expense is primarily due to staff additions in our Information Systems department.

For the nine months ended September 30, 2012, net income increased 57.1% to $7,939,812, or $3.74 per diluted share, compared with $5,054,477, or $2.32 per diluted share, for the prior year period. Revenues increased 15.6% to $80,772,007 as a result of factors noted above, while operating expenses increased 10.3% versus the prior year period.

Chairman J. Allen Fine added, “We are pleased to report a strong quarter, as we benefitted from continued strength in refinance and purchase activity and further expansion of our agent base. Claims experience remains generally positive, and we continue to closely monitor operating expenses even as we make targeted investments in improvements to our client-facing technology. We continue to focus on enhancing our competitive strengths and capitalizing on opportunities to profitably expand our market presence.”

Investors Title Company is engaged through its subsidiaries in the business of issuing and underwriting title insurance policies. The Company also provides investment management services to individuals, companies, banks and trusts, as well as services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among other statements, any predictions regarding future agency expansion or increasing operational efficiency. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions; declines in the performance of the Company’s investments; government regulation; and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Income
For the Three and Nine Months Ended September 30, 2012 and 2011
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Revenues:
Net premiums written	$29,018,123	$23,986,592	$71,927,113	$63,303,202
Investment income - interest and dividends	962,573	887,055	2,949,752	2,665,245
Net realized gain (loss) on investments	99,790	(200,087)	357,819	(79,172)
Other	2,196,922	1,443,310	5,537,323	3,968,828
Total Revenues	32,277,408	26,116,870	80,772,007	69,858,103

Operating Expenses:
Commissions to agents	16,840,421	15,161,823	40,683,365	39,335,237
Provision for claims	2,432,057	349,672	4,424,523	2,301,259
Salaries, employee benefits and payroll taxes	5,597,634	4,778,542	16,077,373	14,110,213
Office occupancy and operations	954,876	919,681	2,919,749	2,836,068
Business development	488,401	363,731	1,286,566	1,123,517
Filing fees, franchise and local taxes	140,740	79,638	673,992	411,897
Premium and retaliatory taxes	423,626	459,711	1,312,906	1,368,168
Professional and contract labor fees	548,052	412,227	1,655,279	1,132,308
Other	133,686	130,380	455,499	392,959
Total Operating Expenses	27,559,493	22,655,405	69,489,252	63,011,626

Income Before Income Taxes	4,717,915	3,461,465	11,282,755	6,846,477

Provision For Income Taxes	1,479,000	1,021,000	3,239,000	1,792,000

Net Income	3,238,915	2,440,465	8,043,755	5,054,477

Less: Net Income Attributable to Redeemable Noncontrolling Interests	80,730	-	103,943	-

Net Income Attributable to the Company	$3,158,185	$2,440,465	$7,939,812	$5,054,477

Basic Earnings Per Common Share	$1.52	$1.15	$3.80	$2.34

Weighted Average Shares Outstanding - Basic	2,071,605	2,124,078	2,090,369	2,164,240

Diluted Earnings Per Common Share	$1.50	$1.14	$3.74	$2.32

Weighted Average Shares Outstanding - Diluted	2,108,526	2,143,327	2,124,122	2,180,455

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2012 and December 31, 2011
(Unaudited)

	September 30, 2012	December 31, 2011
Assets:
Investments in securities:
Fixed maturities, available-for-sale, at fair value	$85,167,066	$85,407,365
Equity securities, available-for-sale, at fair value	28,081,485	22,549,975
Short-term investments	11,231,113	14,112,262
Other investments	5,925,020	3,631,714
Total investments	130,404,684	125,701,316

Cash and cash equivalents	19,982,759	18,042,258
Premiums and fees receivable, net	10,208,947	6,810,000
Accrued interest and dividends	919,443	1,108,156
Prepaid expenses and other assets	4,938,693	2,743,517
Property, net	3,555,510	3,553,216

Total Assets	$170,010,036	$157,958,463

Liabilities and Stockholders' Equity
Liabilities:
Reserves for claims	$39,006,000	$37,996,000
Accounts payable and accrued liabilities	13,869,604	12,330,383
Current income taxes payable	283,595	640,533
Deferred income taxes, net	2,701,940	479,363
Total liabilities	55,861,139	51,446,279

Redeemable Noncontrolling Interest	550,193	-

Stockholders' Equity:
Common stock - no par value (shares authorized 10,000,000; 2,062,604 and 2,107,681 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively, excluding 291,676 shares for 2012 and 2011 of common stock held by the Company's subsidiary)	1	1
Retained earnings	103,908,636	99,003,018
Accumulated other comprehensive income	9,690,067	7,509,165
Total stockholders' equity	113,598,704	106,512,184

Total Liabilities and Stockholders' Equity	$170,010,036	$157,958,463

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three and Nine Months Ended September 30, 2012 and 2011
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30				September 30
	2012	%	2011	%	2012	%	2011	%
Branch	$6,559,658	22.6	$4,387,971	18.3	$17,546,488	24.4	$12,061,485	19.1

Agency	22,458,465	77.4	19,598,621	81.7	54,380,625	75.6	51,241,717	80.9

Total	$29,018,123	100.0	$23,986,592	100.0	$71,927,113	100.0	$63,303,202	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200